  EXHIBIT 99.1

Tenax Therapeutics Announces Pricing of Approximately $15.6 Million Public Offering

CHAPEL HILL, NC, February 03, 2023 — Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced today the pricing of a public offering of (i) 8,666,666 shares of its common stock (or pre-funded warrants in lieu thereof) and (ii) warrants to purchase up to 17,333,332 shares of its common stock (the “Public Warrants”) at a purchase price of $1.80 per share and associated Public Warrant. The Public Warrants will have an exercise price of $2.25 per share, are immediately exercisable, and will expire five years after their initial exercise date. The offering is expected to close on or about February 7, 2023, subject to customary closing conditions.

Roth Capital Partners is acting as our exclusive placement agent in the offering.

Gross proceeds, before deducting placement agent fees and commissions and offering expenses are expected to be approximately $15.6 million. The Company intends to use the net proceeds from the offering to progress the clinical development of imatinib for the treatment of PAH (which would include, initially, to launch its Phase 3 trial) and levosimendan for the treatment of PH-HFpEF, toward regulatory approval for the treatment of these and potentially other indications and, depending on patents pending that the Company expects the USPTO to make throughout 2023 and other factors determining near-term prioritization, channel the net proceeds towards these ends as well as for working capital, capital expenditures, continued product development, and other general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-269363), as amended, that was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on February 2, 2023. Copies of the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, at the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 or by email at rothecm@roth.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

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About Imatinib (TNX-201)

Tenax Therapeutics is developing novel dosing and a unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, based on the results observed in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be the first disease modifying therapy for PAH.

About Levosimendan (TNX-101, TNX-102 and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize IV (TNX-101), subcutaneous (TNX-102), and oral (TNX-103) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. Tenax Therapeutics is developing a unique oral formulation of imatinib. The Company also owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan. For more information, visit www.tenaxthera.com. Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

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Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks related to closing the public offering; our anticipated use of net proceeds from the public offering; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern and develop our product candidates as anticipated; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; intellectual property risks; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com

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